Exhibit 8.1

[LETTTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

April 30, 2015

PPL Corporation

Two North Ninth Street

Allentown, PA 18101

Re:	Energy Supply Distribution/Talen Energy Combination

Ladies and Gentlemen:

We have acted as counsel to PPL Corporation, a Pennsylvania corporation (“PPL”), in connection with the Separation Agreement, dated June 9, 2014 (the “Separation Agreement”), among PPL, Talen Energy Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of PPL (“HoldCo”), Talen Energy Corporation, a Delaware corporation (“Talen Energy”), PPL Energy Supply, LLC, a Delaware limited liability company (“Energy Supply”), Raven Power Holdings LLC, a Delaware limited liability company (“Raven”), C/R Energy Jade, LLC, a Delaware limited liability company (“Jade”) and Sapphire Power Holdings LLC, a Delaware limited liability company (“Sapphire”) and the Transaction Agreement, dated June 9, 2014 (the “Transaction Agreement”), among the parties to the Separation Agreement and Talen Energy Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Talen Energy (“Merger Sub”), pursuant to which the following transactions are expected to occur: (i) the election of Energy Supply to be treated as an association taxable as a corporation for United States federal income tax purposes, (ii) the distribution by PPL Energy Funding Corporation, a Pennsylvania corporation and a wholly owned subsidiary of PPL, of 100 percent of the issued and outstanding ownership interests of Energy Supply to PPL, (iii) the contribution by PPL of 100 percent of the issued and outstanding ownership interests of Energy Supply to HoldCo, (iv) the distribution by PPL of 100 percent of the issued and outstanding shares of HoldCo to its shareholders, (v) the merger of Merger Sub with and into HoldCo, with HoldCo surviving, (vi) the contribution by Raven, Jade and Sapphire of 100 percent of the issued and outstanding ownership interests of RJS Generation Holdings LLC, a Delaware limited liability company (“RJS Generation”) to Talen Energy and (vii) the contribution of 100 percent of the issued and outstanding ownership interests of RJS Generation by Talen Energy to HoldCo, followed by the contribution of such ownership interests by HoldCo to Energy Supply (collectively, the “Transactions”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Transaction Agreement or the Separation Agreement, as applicable. This opinion is being delivered in connection with the filing of the registration statement on Form S-1 (Registration No. 333-199888) (as amended, the “Registration Statement”) filed by Talen Energy with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

PPL Corporation	-2-	April 30, 2015

We have examined (i) the Transaction Agreement, (ii) the Separation Agreement, (iii) the Registration Statement and (iv) the representation letters of PPL, Talen Energy, Raven, Jade and Sapphire delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering such opinion, we have assumed, with your permission, that (i) the Transactions will be effected in accordance with the Transaction Agreement and the Separation Agreement, (ii) the statements concerning the Transactions set forth in the Transaction Agreement, the Separation Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by PPL, Talen Energy, Raven, Jade and Sapphire in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Transaction Agreement, the Separation Agreement or the Representation Letters “to the knowledge of”, or based on the belief of PPL, Talen Energy, Raven, Jade or Sapphire or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Transaction Agreement and the Separation Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions.”

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Transactions under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm therein.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP